Exhibit 10.6

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is entered into as of June 1, 2006 (this “Agreement”), by and among EM Acquisition Corporation, a Pennsylvania corporation (“Merger Co”), Education Management LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Merger Co (“EM LLC”) (EM LLC, together with Merger Co, the “Company”), Goldman, Sachs & Co. (“GS”) and Providence Equity Partners Inc. (“Providence”) (each of GS and Providence, together with any other entity that may become an advisor to the Company hereunder in accordance with the terms hereof, an “Advisor” and collectively, “Advisors”).

RECITALS

WHEREAS, Merger Co and Education Management Corporation, a Pennsylvania corporation (“EMC”), entered into an Agreement and Plan of Merger, dated as of March 3, 2006 (as such agreement may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Co will merge with and into EMC (the “Merger”), with EMC continuing as the surviving corporation (in that capacity, the “Surviving Corporation”) and succeeding to and assuming all the rights and obligations of the Company hereunder (and, from and after the Merger, all references herein to the Company shall be deemed to be references to EMC in its capacity as the Surviving Corporation);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Merger Co is issuing to Affiliates (as defined in the Shareholders’ Agreement referred to below) of GS and Providence, and such Affiliates of GS and Providence are purchasing from the Company shares of common stock, par value $0.01 per share, of Merger Co (“Merger Co Common Stock”), pursuant to Subscription Agreements (as defined in the Shareholders’ Agreement) dated as of the date of this Agreement;

WHEREAS, pursuant to the Merger, each outstanding share of Merger Co Common Stock, including the shares of Merger Co Common Stock held by Affiliates of GS and Providence will be converted into one share of common stock, par value $0.01 per share, of EMC (“EMC Common Stock”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, Affiliates of GS and Providence and certain other investors are entering into a Shareholders’ Agreement, dated as of the date of this Agreement (the “Shareholders’ Agreement”);

WHEREAS, the Advisors have expertise in the areas of finance, strategy, investment, acquisitions and other matters relevant to the Company and its business;

WHEREAS, the Advisors have used their expertise to provide substantial financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance in connection with certain future transactions the Company may consider and may engage in; and

WHEREAS, the Company desires to avail itself and its subsidiaries of the Advisors’ expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance, which the Company believes will be beneficial to it and its subsidiaries, and the Advisors wish to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Transaction Fees.

In consideration of the Services (as defined below) provided by the Advisors or their Advisor Designees (as defined below) in connection with the Merger, on the Closing Date (as defined in the Merger Agreement), the Company will pay transaction fees of $20.1 million to GS and $20.1 million to Providence. All amounts paid by the Company to the Advisors pursuant to this Section 1 shall be made by wire transfer in same-day funds to the respective bank accounts designated by the Advisors, and shall not be refundable under any circumstances.

SECTION 2. Appointment.

The Company hereby engages the Advisors to provide the services described in Section 3 on the terms and subject to the conditions of this Agreement.

SECTION 3. Services.

(a) The Advisors agree to be prepared and available to provide to the Company, to the extent appropriate and reasonably requested by the Company, by and through itself, its Affiliates and/or such respective officers, employees, representatives and third parties (collectively hereinafter referred to as the “Advisor Designees”) as the Advisors in their sole discretion may designate from time to time, financial and strategic advisory services (the “Services”) in relation to actual and potential future transactions, including, without limitation, (i) financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance, (ii) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, (iii) advice regarding the Company’s acquisition strategy, and (iv) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company.

(b) In the event that Leeds Equity Partners IV, L.P. (“Leeds”) acquires shares of EMC Common Stock pursuant to the exercise of the Leeds Option (as defined in the Shareholders’ Agreement), GS and Providence shall have the right to jointly designate Leeds to be an Advisor hereunder. To become an Advisor hereunder, Leeds shall execute and deliver to the Company and the Advisors an agreement pursuant to which Leeds agrees to be bound by the terms of this Agreement as an Advisor.

(c) It is expressly agreed that the Services to be performed under this Agreement will not include any investment banking or other financial advisory services which may be provided by the Advisors or any of their Affiliates or Advisor Designees in connection with any actual or potential acquisition, divestiture, financing, refinancing, recapitalization or other transaction involving the Company or any of its subsidiaries. The Advisors or their Advisor Designees shall be entitled to receive compensation, in addition to any fees paid under this Agreement, for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and one or more of the Advisors or their relevant Affiliates or Advisor Designees, on the other hand.

SECTION 4. Monitoring Fee.

(a) In consideration for the Services, the Company will pay to the Advisors an annual monitoring fee in respect of each calendar year from and including calendar year 2006 (for which a pro rated amount shall be paid as described below) (the “Monitoring Fee”). The Monitoring Fee shall be equal to $5 million per annum (the “Annual Amount”).

(b) On the Closing Date, the Company shall pay to each of GS and Providence, in respect of the Services to be performed by each of them during the period from and including the Closing Date through December 31, 2006, an amount equal to (x) the Advisor Percentage (as defined below) of GS or Providence, as applicable, as of such date, multiplied by (y) the Closing Pro Rata Portion of the Annual Amount. The “Closing Pro Rata Portion of the Annual Amount” shall be equal to the Annual Amount multiplied by a fraction, the numerator of which is the number of days in the period from and including the Closing Date through December 31, 2006 and the denominator of which is 365.

For purposes of this Agreement, “Advisor Percentage” shall mean, as of any date, (x) with respect to GS, 50%, (y) with respect to Providence, 50%, and (z) in the event that Leeds becomes an Advisor hereunder, with respect to Leeds, a percentage determined by dividing the number of shares of EMC Common Stock owned by Leeds as of such date by the number of shares of EMC Common Stock outstanding at such date (the “Leeds Percentage”); provided that, as of any date upon which Leeds is an Advisor hereunder, the Advisor Percentage of GS and the Advisor Percentage of Providence shall each be equal to (i) 50% of (ii) one hundred percent less the Leeds Percentage at such time.

(c) On each January 1 (beginning on January 1, 2007), the Company shall pay to each Advisor, in respect of the Services to be performed by it during the calendar year beginning on such January 1, an amount equal to (x) the Advisor Percentage of such Advisor as of such date, multiplied by (y) the Annual Amount. In the event that an Advisor receives a payment pursuant to this Section 4(c) and such Advisor’s obligation to provide Services terminates within the calendar year in respect of which such payment was made (other than in connection with an assignment of such obligation pursuant to Section 11(f)), such Advisor shall promptly (no later than 15 days after any such termination) turn over to the other Advisors (pro rata in accordance with their respective Advisor Percentages after giving effect to such termination) an amount equal to (i) the payment received by such Advisor pursuant to this Section 4(c) in respect of such year, multiplied by (ii) a fraction, the numerator of which is the number of days in the period from and including the date of termination through December 31, 2006 and the denominator of which is 365.

(d) All amounts paid by the Company or an Advisor to the Advisors pursuant to this Section 4 shall be made by wire transfer in same-day funds to the respective bank accounts designated by the Advisors, and shall not be refundable except as expressly provided in Section 4(c).

(e) Upon the occurrence of a Triggering Event (as defined below), the Company shall pay to the Advisors the Lump Sum Payment (as defined below), such amount to be paid on the date on which the Triggering Event occurs. The “Lump Sum Payment” shall be a single lump sum cash payment equal to the sum of the then present values of all Monitoring Fees that would thereafter be payable under this Agreement assuming the Termination Date (as defined in Section 9 hereto) to be the tenth anniversary hereof (using a discount rate equal to the yield to maturity as of the close of business of the date prior to the date on which the Triggering Event occurs of the class of outstanding U.S. treasury securities having a final maturity closest to the tenth anniversary of the date hereof). Each Advisor will be paid an amount equal to (x) its Advisor Percentage as of the date of the Triggering Event, multiplied by (y) the amount of the Lump Sum Payment. Upon the occurrence of the Triggering Event, the obligation of the Advisors to provide the Services hereunder, and the corresponding obligations of the Company to pay Monitoring Fees, shall be terminated, but all other provisions of this Agreement shall continue unaffected. Notwithstanding the foregoing, GS and Providence, acting jointly, may waive the rights of all Advisors to receive the Lump Sum Payment hereunder in connection with any Triggering Event.

(f) For the purposes of this Agreement, (i)“Triggering Event” means (x) a Qualified IPO (as defined in the Shareholders’ Agreement), (y) a Change of Control (as defined below) or (z) a sale of all or substantially all of the Company’s businesses or assets; (ii) “Change of Control” means, in respect of the Company, the acquisition of ownership, directly or indirectly, legally or beneficially, by any Third Party (as defined below), in any transaction or series of related transactions, of any interest or interests in the Company representing 50% or more of the aggregate ordinary voting power of the Company; (iii) “Third Party” means any person or entity, or persons or entities acting together or in concert with respect to the transaction or transactions giving rise to the applicable Change of Control.

SECTION 5. Reimbursements.

In addition to the fees payable pursuant to this Agreement, from time to time as proper invoices are presented, the Company will pay directly or reimburse the Advisors and each of their Advisor Designees for their respective Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by an Advisor or its Advisor Designees with the approval of the Board of Directors of the Company in connection with the Services provided under this Agreement, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, financial advisors, outside legal counsel, advisors or consultants, retained by the Advisor or any of its Advisor Designees, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by the Advisor or any of its Advisor Designees, and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with the Advisor’s or its Advisor Designees’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank accounts designated by the Advisor or its Advisor Designee (if such Out-of-Pocket Expenses were incurred by the Advisor or its Advisor Designees) promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, or at the Advisor’s election to the account indicated to the Company by the relevant payee.

SECTION 6. Indemnification.

(a) The Company will indemnify and hold harmless, to the full extent permitted by law, each of the Advisors, their Advisor Designees and their respective partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and Affiliates (as the term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof) (other than the Company and its subsidiaries) (and partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and controlling persons thereof) (each such person being an “Indemnified Party”) against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services under this Agreement or the engagement of the Advisors or their Advisor Designees pursuant to and the performance by the Advisors and their Advisor Designees of the Services under this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and any and all expenses incurred investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. Such indemnification obligation shall be in addition to any liability that the Company may otherwise have to any other such Indemnified Party. The provisions of this Section 6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and its respective successors, heirs and representatives.

(b) If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees to contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by the Advisor or Advisor Designee, on the other hand, with respect to the Services or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company, on the one hand, and of the Advisors or Advisor Designees, on the other hand; provided, however, that to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by the Advisor and Advisor Designees from the Company with respect to the Services. Relative benefits to the Company, on the one hand, and to the Advisors and Advisor Designees, on the other hand, with respect to the Services shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with the Services or any transactions to which the Services relate bears to (ii) all fees actually received by the Advisors and Advisor Designees in connection with the Services. Relative fault shall be determined, in the case of Liabilities arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to the Advisors and Advisor Designees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(c) Upon receipt by an Indemnified Party of actual notice of any pending or threatened action, claim, suit, investigation or proceeding (an “Action”) against such Indemnified Party with respect to which indemnity may be sought under this Agreement, such Indemnified Party shall promptly notify the Company in writing; provided that failure to so notify the Company shall not relieve the Company from any liability which the Company may have on account of the indemnity provision under this Agreement or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall have the right to assume the defense of any such Action including the employment of counsel reasonably satisfactory to such Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless: (i) the Company has failed to assume the defense and employ counsel promptly or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company will not, without the Advisors’ prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party therein) unless the

Company has given the Advisors reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party’s prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein.

(d) Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify the Advisors in writing thereof and, if requested by the Advisors, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions satisfactory to the Advisors.

(e) The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. The Company acknowledges that in connection with the Services, the Advisors and Advisor Designees are acting as independent contractors and not in any other capacity with duties owing solely to the Company.

(f) The provisions of this Section 6 and any modification thereof shall apply to the Services provided to the Company by the Advisors or their Advisor Designees (including related activities prior to the date hereof) and shall remain in full force and effect regardless of the completion or termination of this Agreement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 7. Accuracy of Information.

The Company shall furnish or cause to be furnished to the Advisors such information as the Advisors or their Advisor Designees believe reasonably appropriate to their Services hereunder and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by the holders of Equity Securities (as defined in the Shareholders’ Agreement) of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that the Advisors (i) have and will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (ii) do not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) are entitled to rely upon the Information without independent verification.

SECTION 8. Effective Date.

This Agreement will become effective as of the date hereof.

SECTION 9. Term.

This Agreement shall terminate upon the Termination Date (as defined below); provided that the Company’s obligations pursuant to Sections 4, 5, and 6, and its obligation to pay any unpaid amounts that have otherwise become due and payable hereunder, shall survive any such termination. “Termination Date” means the earlier of (x) the date the Lump Sum Payment becomes payable hereunder and (y) such earlier date as the Company, GS and Providence may mutually agree upon.

SECTION 10. Permissible Activities.

Nothing herein will in any way preclude the Advisors or their Advisor Designees (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, Affiliates, agents or representatives from engaging in or investing in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be or are in competition with the Company or any of its subsidiaries in any business conducted by the Company or its subsidiaries.

SECTION 11. Miscellaneous.

(a) Notice. Any notices, demands, requests, waivers, or other communications required or permitted under this Agreement shall be in writing and shall be addressed as follows:

To the Company:	Education Management Corporation 210 Sixth Avenue Pittsburgh, Pennsylvania 15222 Facsimile: (412) 562-0598 Attention: John R. McKernan, Jr.

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000 Telecopy: (212) 455-2502 Attention: Gary I. Horowitz, Esq.

To GS:	Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Facsimile: (212) 357-5505 Attention: John Bowman

With a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Facsimile: (212) 859-4000 Attention: Robert C. Schwenkel, Esq. Philip Richter, Esq.

To Providence:	Providence Equity Partners V L.P. 50 Kennedy Plaza, 18th Floor Providence, Rhode Island 02903 Facsimile: (401) 751-1790 Attention: Paul J. Salem

With a copy to:	Weil, Gotshal & Manges LLP 50 Kennedy Plaza Providence, Rhode Island 02903 Telecopy: (401) 278-4701 Attention: David K. Duffell, Esq.

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally, and (ii) one business day after being sent by overnight courier.

(b) Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(c) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law.

(d) Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

(e) Waiver to Jury Trial. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f) Assignment, etc. The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No person other than the parties hereto and their respective successors and permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Advisor Designees and the respective partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and Affiliates of the Advisors and their Advisor Designees are third-party beneficiaries under Section 6 of this Agreement. No party hereto may assign this Agreement to any person or entity, except that (i) each Advisor shall have the right to assign this Agreement to any of its Affiliates (provided that such Affiliate executes and delivers to the Company and each of the Advisors an agreement pursuant to which such Affiliate agrees to be bound by the terms of this Agreement) and upon any such assignment, such assignee shall have and be able to exercise and enforce all rights, and shall be subject to the duties, of the assigning Advisor, and (ii) each of GS and Providence shall have the right to assign this Agreement to any person or entity who will become a GSCP Governance Rights Assignee or Providence Governance Rights Assignee, as applicable, in connection with such assignment (provided that such assignee executes and delivers to the Company and each of the Advisors an agreement pursuant to which such assignee agrees to be bound by the terms of this Agreement) and upon any such assignment, such assignee shall have and be able to exercise and enforce all rights, and shall be subject to the duties, of GS or Providence, as applicable). To the extent this Agreement is assigned in connection with the foregoing, any reference to the assigning Advisor shall be treated as a reference to the assignee.

(g) Confidentiality. The parties hereto agree that the terms of this Agreement shall remain strictly confidential as between them and that disclosure of this Agreement or any terms herein shall not be made by either party or its respective members, partners, directors, officers, advisors, financing sources (including potential financing sources), Affiliates and employees to any other person or entity, except to the attorneys, accountants, advisors, successors and assigns of the parties, without first obtaining the written consent of the other party; provided, however, that the Company and the Advisors may disclose the terms of this Agreement to the extent required by law and the Advisors may disclose the terms of this Agreement in connection with any assignment permitted under Section 11(f) hereof.

(h) Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be, deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

(i) Counterparts. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(j) Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

(k) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Advisor unless such modification, amendment or waiver is approved in writing by (i) the Company, (ii) GS for so long as the GSCP Parties (or a GSCP Governance Rights Assignee, as applicable) (as both are defined in the Shareholders’ Agreement) and their Affiliates hold a number of shares of EMC Common Stock that is no less than 25% of the number of shares of EMC Common Stock held by the GSCP Parties immediately following the Merger, (iii) Providence for so long as the Providence Parties (or a Providence Governance Rights Assignee, as applicable) (as both are defined in the Shareholders’ Agreement) and their Affiliates hold a number of shares of Common Stock that is no less than 25% of the number of shares of Common Stock held by the Providence Parties immediately following the Merger, and (iv) the Advisors whose Advisor Percentages exceeds 50%, in the aggregate; provided that in the event of any modification, amendment or waiver of any provision of this Agreement which (A) affects only the rights of the Company or GS and/or Providence or (B) does not adversely affect the rights of any party hereto other than GS or Providence, then such modification, amendment or waiver of any provision of this Agreement shall only require the written consent of (1) the Company and (2) to the extent GS’ or Providence’s rights are affected by such modification, amendment or waiver, GS or Providence, as applicable. Notwithstanding the foregoing, no modification, amendment or waiver shall be made or granted in a manner that materially and adversely affects an Advisor’s rights hereunder without the approval of such Advisor, unless such modification, amendment or waiver adversely affects all Advisors in the same manner proportionate to their respective Advisor Percentages. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(l) Prevailing Party. If any legal action or other proceedings is brought for a breach of this Agreement or any of the warranties herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

EM ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Management Agreement]

EDUCATION MANAGEMENT LLC

By:
Name:
Title:

[Signature Page to Management Agreement]

GOLDMAN, SACHS & CO.

By:
Name:
Title:

[Signature Page to Management Agreement]

PROVIDENCE EQUITY PARTNERS INC.

By:
Name:
Title:

[Signature Page to Management Agreement]